Exhibit 99.1

October 15, 2015

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T reports 3rd quarter diluted EPS of $0.64; or $0.70 adjusted

Record assets exceed $200 billion

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the third quarter of 2015. Net income available to common shareholders was $492 million, compared to $512 million earned in the third quarter of 2014. Earnings per diluted common share totaled $0.64 for the quarter, compared to $0.70 for the third quarter of last year. Excluding merger-related and restructuring charges, net income available to common shareholders was $539 million, up 4.5% compared to $516 million earned in the third quarter of 2014. Adjusted earnings per diluted share was $0.70 compared to $0.71 in the earlier quarter.

“We are pleased to report strong results for the quarter, driven by healthy organic loan and deposit growth and the acquisition of Susquehanna Bancshares,” said Chairman and Chief Executive Officer Kelly S. King. “We also announced an agreement to acquire National Penn, of Allentown, Pennsylvania. These acquisitions will significantly expand our presence in the mid-Atlantic region and vault us to #4 deposit market share in Pennsylvania.

“I am excited to share that the successful acquisition of Susquehanna, coupled with organic balance sheet growth, has pushed us above $200 billion in assets, which is a significant milestone.

“We had a strong overall quarter with higher revenues and improved net interest margin, continued excellent results in asset quality, and strong capital and liquidity,” said King. “Revenues were $2.5 billion, up $155 million, or 6.6% compared to the third quarter of 2014. The Susquehanna acquisition contributed approximately $150 million in revenues since August 1, and we look forward to continued growth within our newly expanded footprint.”

Third Quarter 2015 Performance Highlights

•	Taxable equivalent revenues were $2.5 billion for the third quarter, up $122 million from the second quarter of 2015
o	Net interest income was up $153 million, driven by $130 million from Susquehanna for the two months it was included
o	Net interest margin was 3.35%, up eight basis points due to higher yields on Susquehanna loans
o	Noninterest income was down $31 million primarily due to insurance income
o	Fee income ratio was 42.1%, compared to 46.3% in the prior quarter, reflecting dilution from Susquehanna and lower insurance revenue

•	Noninterest expense was $1.6 billion, down $59 million compared to the second quarter
o	The prior quarter included a $172 million loss on early extinguishment of debt
o	Susquehanna’s operations added $74 million in costs, including $37 million in personnel expense and $10 million in occupancy and equipment expense
o	Merger-related and restructuring charges were $52 million higher as a result of increased activity related to Susquehanna
o	The adjusted efficiency ratio was 59.2%

•	Average loans and leases held for investment increased $10.6 billion compared to the second quarter of 2015
o	Loans acquired in the Susquehanna transaction totaled $12.9 billion, with an $8.5 billion impact on average balances for the quarter
o	The Bank of Kentucky contributed $1.0 billion in average loan growth
o	Excluding these acquisitions
•	Total average loans increased $1.0 billion, or 3.2% annualized
•	Total average loans excluding residential mortgage increased 6.7%
•	Average C&I loans increased 6.7%
•	Average direct retail loans increased 11.9%
•	Average other lending subsidiaries loans increased 20.6%

•	Average deposits increased $12.0 billion compared to the prior quarter
o	Deposits assumed in the Susquehanna acquisition totaled $14.1 billion, with a $9.4 billion impact on average balances for the quarter
o	The Bank of Kentucky added approximately $1.4 billion in average deposits
o	Excluding these acquisitions, average noninterest-bearing deposits increased $721 million
o	Average interest-bearing deposit costs were 0.24%, flat compared to the prior quarter
o	Deposit mix remained strong, with average noninterest-bearing deposits representing 30.7% of total deposits, compared to 31.5% in the prior quarter
o	The change in composition was driven by the mix of deposits acquired from Susquehanna and The Bank of Kentucky

•	Asset quality remained strong
o	Nonperforming assets increased $15 million, or $5 million excluding Susquehanna, from June 30, 2015
o	Delinquent loans increased $227 million, or $4 million excluding Susquehanna loans
o	The allowance for loan and lease losses was 1.08% of loans held for investment, or 1.19% excluding Susquehanna loans that were initially recorded at fair value
o	The allowance for loan loss coverage ratio was 2.49 times nonperforming loans held for investment at September 30, 2015, versus 2.55 times at June 30, 2015

•	Capital levels remained strong across the board
o	Common equity tier 1 to risk-weighted assets was 10.1%, or 9.8% on a fully phased-in basis
o	Tier 1 risk-based capital was 11.6%
o	Total capital was 14.1%
o	Leverage capital was 9.9%
o	Tangible common equity to tangible assets was 7.7%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014 (2)	Q2 15	Q3 14
Net income available to common shareholders	$492	$454	$512	$38	$(20)
Diluted earnings per common share	0.64	0.62	0.70	0.02	(0.06)

Net interest income - taxable equivalent	$1,501	$1,348	$1,385	$153	$116
Noninterest income	988	1,019	949	(31)	39
Total revenue	$2,489	$2,367	$2,334	$122	$155

Return on average assets (%)	1.04	1.06	1.18	(0.02)	(0.14)
Return on average risk-weighted assets (%)	1.32	1.32	1.56	―	(0.24)
Return on average common shareholders' equity (%)	8.14	8.20	9.45	(0.06)	(1.31)
Return on average tangible common shareholders'
equity (%)	13.23	12.76	14.83	0.47	(1.60)
Net interest margin - taxable equivalent (%)	3.35	3.27	3.38	0.08	(0.03)
Efficiency ratio (1) (%)	59.2	59.2	58.7	―	0.5

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.
(2)	Applicable Q3 2014 amounts were revised as a result of the January 1, 2015 adoption of new guidance related to the accounting for investments in qualified affordable housing projects.

Third Quarter 2015 compared to Second Quarter 2015

On August 1, 2015, BB&T completed the acquisition of Susquehanna, which contributed approximately $130 million in net interest income, $21 million in noninterest income and $74 million of noninterest expenses (excluding merger-related and restructuring charges).

Results for the prior quarter included net tax benefits of $107 million related to a court ruling as well as a pre-tax loss on early extinguishment of FHLB advances of $172 million, or $107 million after-tax. In addition, during the second quarter, BB&T completed the sale of American Coastal, which resulted in a pre-tax loss on sale of $26 million primarily due to the allocation of $49 million of goodwill. As a result of the goodwill being non-deductible for income tax purposes, the sale generated income tax expense of $8 million, resulting in a net after-tax loss of $34 million.

Total revenues were $2.5 billion for the third quarter of 2015, an increase of $122 million compared to the prior quarter, which reflects an increase in taxable-equivalent net interest income of $153 million and a decrease in noninterest income of $31 million.

The net interest margin was 3.35% for the third quarter, an increase of eight basis points compared to the prior quarter. Average earning assets increased $13.0 billion and average interest-bearing liabilities increased $10.6 billion, which were primarily driven by the Bank of Kentucky and Susquehanna acquisitions.

The annualized yield on the total loan portfolio for the third quarter was 4.31%, a 13 basis point increase compared to the prior quarter, which primarily reflects the impact of loans acquired from Susquehanna. The annualized fully taxable-equivalent yield on the average securities portfolio for the third quarter was 2.27%, down 14 basis points compared to the prior quarter primarily due to duration adjustments and lower rates on recent securities purchases.

The average annualized cost of interest-bearing deposits was 0.24%, flat compared to the prior quarter. The average annualized rate paid on long-term debt was 2.12%, a decrease of two basis points compared to the prior quarter, which primarily reflects the impact of the previously described extinguishment of FHLB advances, partially offset by higher costs on new bank note issuances.

The $31 million decrease in noninterest income was primarily driven by lower insurance and mortgage banking income, partially offset by higher service charges on deposits and other income.

Excluding acquired from FDIC and purchased credit impaired (“PCI”) loans, the provision for credit losses was $100 million and net charge-offs were $107 million for the third quarter, compared to $97 million and $98 million, respectively, for the prior quarter.

Noninterest expense was $1.6 billion for the third quarter, down $59 million compared to the prior quarter. This decrease was driven by the previous quarter’s $172 million loss on early extinguishment of debt, partially offset by $74 million in operating expenses due to Susquehanna and a $52 million increase in merger-related and restructuring charges.

The provision for income taxes was $222 million for the third quarter, compared to $80 million for the prior quarter. This produced an effective tax rate for the third quarter of 29.4%, compared to 13.8% for the prior quarter. The increase is primarily attributable to the $107 million tax benefit recognized in the prior quarter.

Third Quarter 2015 compared to Third Quarter 2014

Total revenues were $2.5 billion for the third quarter of 2015, up $155 million compared to the earlier quarter due to a $116 million increase in taxable-equivalent net interest income and $39 million increase in noninterest income, largely the result of the Susquehanna acquisition.

Net interest margin was 3.35%, compared to 3.38% for the earlier quarter. Average earning assets increased $15.6 billion, or 9.6%, while average interest-bearing liabilities increased $8.8 billion, or 7.4%, both of which were primarily driven by Susquehanna. The annualized yield on the total loan portfolio for the third quarter was 4.31%, a decrease of six basis points compared to the earlier quarter, which primarily reflects lower yields on new loans and continued runoff of higher yielding loans acquired from the FDIC, partially offset by higher yields on Susquehanna loans. The annualized fully taxable-equivalent yield on the average securities portfolio for the third quarter was 2.27%, compared to 2.43% for the earlier period.

The average annualized cost of interest-bearing deposits was 0.24%, a decline of two basis points compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.12%, compared to 2.36% for the earlier quarter. This decrease was the result of lower rates on new issues during the last twelve months and early extinguishments of higher cost FHLB advances.

The $39 million increase in noninterest income was driven by higher FDIC loss share income and investment banking and brokerage fees and commissions. These increases were partially offset by a decline in insurance revenues primarily due to the sale of American Coastal.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $100 million, compared to $46 million in the earlier quarter, primarily due to a reserve release in the earlier quarter. Net charge-offs for the third quarter of 2015, excluding loans acquired from the FDIC, totaled $107 million, down $35 million compared to the earlier quarter.

Noninterest expense was $1.6 billion for the third quarter of 2015, an increase of $55 million compared to the earlier quarter. This increase was driven by the addition of Susquehanna operating costs and higher personnel expense and merger-related and restructuring charges, partially offset by a decrease in loan-related expense and a loss on the early extinguishment of debt in the earlier quarter.

The provision for income taxes was $222 million for the third quarter of 2015, compared to $172 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2015 of 29.4%, compared to 23.7% for the earlier quarter. The earlier quarter included a $50 million income tax benefit.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014	Q2 15	Q3 14
				(annualized)
Insurance income	$354	$422	$385	(63.9)	(8.1)
Service charges on deposits	167	154	164	33.5	1.8
Mortgage banking income	111	130	107	(58.0)	3.7
Investment banking and brokerage fees and
commissions	105	108	95	(11.0)	10.5
Bankcard fees and merchant discounts	57	55	55	14.4	3.6
Trust and investment advisory revenues	63	57	56	41.8	12.5
Checkcard fees	45	43	42	18.5	7.1
Operating lease income	32	30	24	26.4	33.3
Income from bank-owned life insurance	29	27	28	29.4	3.6
FDIC loss share income, net	(58)	(64)	(87)	(37.2)	(33.3)
Securities gains (losses), net	(2)	(1)	(5)	NM	(60.0)
Other income (1)	85	58	85	184.7	―
Total noninterest income	$988	$1,019	$949	(12.1)	4.1

(1)	The Q3 2014 amount was revised as a result of the January 1, 2015 adoption of new guidance related to the accounting for investments in qualified affordable housing projects.
NM - not meaningful.

Third Quarter 2015 compared to Second Quarter 2015

Noninterest income was $1.0 billion for the third quarter, down $31 million compared to the prior quarter. This decrease was driven by lower insurance and mortgage banking income, partially offset by higher other income and service charges on deposits. Insurance income declined $68 million primarily due to seasonality and the sale of American Coastal in the second quarter. Mortgage banking income was $19 million lower than the prior quarter, primarily reflecting lower net mortgage servicing rights income. Other income was up $27 million primarily due to the prior quarter sale of American Coastal, which generated a pre-tax loss of $26 million, as well as $22 million of higher income on private equity investments. These increases in other income were partially offset by $18 million of lower income related to assets for certain post-employment benefits, which is offset in personnel expense. Service charges on deposits increased $13 million driven by the Susquehanna acquisition and higher activity.

Third Quarter 2015 compared to Third Quarter 2014

Noninterest income for the third quarter of 2015 increased $39 million compared to the earlier quarter. This increase was primarily driven by a $29 million improvement in FDIC loss share income primarily due to lower negative accretion related to loans and a $10 million increase in investment banking and brokerage fees and commissions primarily due to capital markets activity. Insurance income declined $31 million, primarily due to the sale of American Coastal. Other income was flat compared to the earlier quarter as $25 million of higher income on partnership investments was largely offset by $24 million of lower income related to assets for certain post-employment benefits.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014	Q2 15	Q3 14
				(annualized)
Personnel expense	$882	$864	$795	8.3	10.9
Occupancy and equipment expense	183	166	170	40.6	7.6
Loan-related expense	38	37	65	10.7	(41.5)
Software expense	50	46	44	34.5	13.6
Professional services	42	35	34	79.3	23.5
Outside IT services	35	29	30	82.1	16.7
Regulatory charges	25	25	23	―	8.7
Amortization of intangibles	29	23	23	103.5	26.1
Foreclosed property expense	15	14	11	28.3	36.4
Merger-related and restructuring charges, net	77	25	7	NM	NM
Loss on early extinguishment of debt	―	172	122	NM	(100.0)
Other expense	218	217	215	1.8	1.4
Total noninterest expense	$1,594	$1,653	$1,539	(14.2)	3.6

NM - not meaningful.

Third Quarter 2015 compared to Second Quarter 2015

Noninterest expense was $1.6 billion for the third quarter, down $59 million compared to the prior quarter. As previously discussed, the prior quarter included a loss on early extinguishment of debt totaling $172 million.

Personnel expense increased $18 million, reflecting $37 million in higher expense due to Susquehanna, which was partially offset by $19 million of lower expense related to certain post-employment benefits expense that is offset in other income. Full-time equivalent employees increased by approximately 2,400 primarily driven by acquisitions. Occupancy and equipment expense increased $17 million, primarily due to Susquehanna. Merger-related and restructuring charges were $52 million higher than the prior quarter primarily due to activity related to Susquehanna.

Third Quarter 2015 compared to Third Quarter 2014

Noninterest expense for the third quarter of 2015 was $55 million higher than the same period of 2014. Personnel expense increased $87 million primarily due to $37 million for Susquehanna, $23 million in higher salaries and $16 million in higher employee benefits expense. The increase in employee benefits expense was primarily due to $21 million in higher medical expense and $19 million in higher pension expense, partially offset by $24 million related to certain post-employment benefits. Merger-related and restructuring charges were up $70 million and occupancy and equipment expense increased $13 million, both primarily related to Susquehanna. Loan-related expenses decreased $27 million largely due to improvements related to residential mortgage. The earlier quarter included a $122 million loss on the early extinguishment of $1.1 billion of higher cost FHLB advances.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014	Q2 15	Q3 14
				(annualized)
Commercial and industrial	$46,462	$42,541	$39,906	36.6	16.4
CRE - income producing properties	12,514	10,730	10,596	66.0	18.1
CRE - construction and development	3,502	2,767	2,670	105.4	31.2
Dealer floor plan	1,056	1,010	1,000	18.1	5.6
Direct retail lending	9,926	8,449	7,912	69.4	25.5
Sales finance	10,386	9,507	9,313	36.7	11.5
Revolving credit	2,421	2,365	2,396	9.4	1.0
Residential mortgage	30,384	29,862	32,000	6.9	(5.1)
Other lending subsidiaries	12,837	11,701	11,234	38.5	14.3
Acquired from FDIC and PCI	1,052	1,055	1,537	(1.1)	(31.6)
Total loans and leases held for investment	$130,540	$119,987	$118,564	34.9	10.1

Average loans held for investment for the third quarter of 2015 were $130.5 billion, up $10.6 billion compared to the second quarter of 2015. Excluding Susquehanna and The Bank of Kentucky, average loans were up $976 million, or 3.2% annualized.

Average commercial and industrial loans increased $3.9 billion during the third quarter of 2015. Susquehanna contributed $2.7 billion of this increase, while The Bank of Kentucky accounted for $534 million of the increase. Excluding the acquisitions, average commercial and industrial loans increased $715 million, or 6.7% on an annualized basis, which reflects continued growth from large corporate clients.

Commercial real estate – income producing properties average loan balances increased $1.8 billion, with Susquehanna and The Bank of Kentucky contributing $1.4 billion and $297 million, respectively. Commercial real estate – construction and development increased $735 million; excluding the acquisitions, growth for commercial real estate – construction and development was $128 million or 18.4% annualized.

Sales finance average loans increased $879 million as Susquehanna added $1.2 billion in average sales finance balances. Effective July 1, 2015, BB&T implemented a new program that no longer allows dealer markup on retail installment sales contracts, but instead offers a flat-fee dealer compensation program. Other lending subsidiaries average loans increased $1.1 billion, or $609 million (20.6% annualized) excluding Susquehanna. Direct retail lending grew $1.5 billion, or $253 million (11.9% annualized) excluding the acquisitions.

Excluding acquisition activity, average residential mortgage loans decreased $548 million, which reflects the continued strategy to sell conforming residential mortgage loan production. Acquisition activity contributed $1.1 billion of average residential mortgage loans.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014	Q2 15	Q3 14
				(annualized)
Noninterest-bearing deposits	$44,153	$41,502	$38,103	25.3	15.9
Interest checking	22,593	20,950	18,588	31.1	21.5
Money market and savings	59,306	53,852	49,974	40.2	18.7
Time deposits	16,837	14,800	23,304	54.6	(27.8)
Foreign office deposits - interest-bearing	948	764	639	95.5	48.4
Total deposits	$143,837	$131,868	$130,608	36.0	10.1

Average deposits for the third quarter were $143.8 billion, an increase of $12.0 billion compared to the prior quarter. The acquisition of Susquehanna contributed $1.5 billion in average noninterest-bearing deposits, $2.2 billion in average interest checking balances, $3.1 billion in average money market and savings and $2.7 billion in average time deposit balances. The acquisition of The Bank of Kentucky accounted for growth of $424 million in average noninterest-bearing deposits, $415 million in average interest checking balances, $285 million in average money market and savings and $245 million in average time deposit balances. Excluding these transactions, average deposits grew $1.2 billion, or 3.6% annualized.

Excluding these acquisitions, noninterest-bearing deposits increased $721 million (6.9% annualized), average money market and savings balances increased $2.1 billion (15.5% annualized), while average interest checking balances declined $924 million (17.5% annualized) and time deposits declined $878 million (23.6% annualized).

Noninterest-bearing deposits represented 30.7% of total average deposits for the third quarter, compared to 31.5% for the prior quarter and 29.2% a year ago. The change in composition from the second quarter to the third quarter was driven by the mix of deposits acquired from Susquehanna and The Bank of Kentucky.

The cost of interest-bearing deposits was 0.24% for the third quarter, flat compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
Segment Net Income	2015	2015	2014	Q2 15	Q3 14
Community Banking	$264	$234	$228	$30	$36
Residential Mortgage Banking	60	72	80	(12)	(20)
Dealer Financial Services	43	49	51	(6)	(8)
Specialized Lending	62	70	71	(8)	(9)
Insurance Services	21	53	36	(32)	(15)
Financial Services	83	68	69	15	14
Other, Treasury and Corporate	―	(45)	18	45	(18)
Total net income	$533	$501	$553	$32	$(20)

Third Quarter 2015 compared to Second Quarter 2015

The financial information related to the former Susquehanna’s operations are included in the Other, Treasury & Corporate segment until the systems conversion, which is scheduled to take place in the fourth quarter of 2015.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $264 million for the third quarter of 2015, an increase of $30 million compared to the prior quarter. The higher net income reflects the impact of the acquisition of The Bank of Kentucky late in the second quarter of 2015. Segment net interest income increased $35 million, primarily driven by commercial and retail loan growth and deposit growth, partially attributable to the Bank of Kentucky acquisition, coupled with higher funding spreads, partially offset by lower interest rates on new commercial loans. Noninterest income increased $14 million, primarily due to higher service charges on deposits, checkcard fees, bankcard and merchant services fees and letter of credit fees. The allocated provision for credit losses decreased $7 million as a result of lower net charge-offs and improving credit trends in the commercial real estate loan portfolio. Noninterest expense increased $8 million driven by higher salary expense, occupancy and equipment expense and merger-related charges. Average loans grew $1.7 billion, or 13.3% on an annualized basis, while average transaction account deposits grew $994 million, or 7.1% on an annualized basis.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $60 million for the third quarter of 2015, a decrease of $12 million compared to the prior quarter. Noninterest income decreased $9 million driven by a decrease in net mortgage servicing rights income, partially offset by higher gains on mortgage loan production and sales driven by higher sales volume and an improvement in secondary market hedging and related activities. The allocated provision for credit losses increased $4 million in the third quarter of 2015, primarily due to stabilization in the rate of improvement in credit trends. Noninterest expense increased $8 million compared to the prior quarter, which primarily reflects higher personnel and loan processing expense.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and, in conjunction with the Community Bank, provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $43 million for the third quarter of 2015, a decrease of $6 million compared to the prior quarter. Segment net interest income increased $1 million, primarily driven by growth in the Regional Acceptance loan portfolio, partially offset by lower interest rates on new Regional Acceptance loans. The allocated provision for credit losses increased $19 million, primarily due to seasonally higher net charge-offs in the Regional Acceptance loan portfolio. Dealer Financial Services’ average loans decreased by $179 million, or 5.2%, on an annualized basis.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, and dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $62 million for the third quarter of 2015, a decrease of $8 million compared to the prior quarter. Noninterest income decreased $15 million driven by lower commercial mortgage income and lower gains on finance leases. The allocated provision for credit losses increased $2 million primarily due to higher net charge-offs in the commercial finance loan portfolio. Noninterest expense decreased $2 million, primarily due to lower loan processing expense and operating charge-off expense. Specialized Lending grew average loans by $279 million, or 6.4% on an annualized basis.

Insurance Services

BB&T’s insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Services provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Services net income was $21 million in the third quarter of 2015, a decrease of $32 million compared to the prior quarter. Insurance Service’s noninterest income decreased $72 million, which primarily reflects seasonality in the commercial property and casualty insurance business and lower insurance premiums due to the previously disclosed sale of American Coastal during the second quarter of 2015, partially offset by an increase in life insurance commissions. Noninterest expense decreased $26 million driven by lower incentive, business referral and insurance claims expense primarily related to the sale of American Coastal, and lower merger-related charges.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives, and BB&T Capital Partners, which manages the company’s SBIC private equity investments.

Financial Services net income was $83 million in the third quarter of 2015, an increase of $15 million compared to the prior quarter. Segment net interest income increased $7 million driven by Corporate Banking and BB&T Wealth loan and deposit growth, partially offset by lower interest rates on new loans. Noninterest income increased $13 million primarily due to higher investment advisory fees and income from SBIC private equity investments.

Financial Services generated significant loan growth, with Corporate Banking’s average loan balances increasing $734 million, or an annualized 25.8%, over the prior quarter, while BB&T Wealth’s average loan balances increased $101 million, or 27.6% on an annualized basis. Corporate Banking’s average transaction account deposits grew $135 million, or 31.6% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

In the third quarter of 2015, Other, Treasury & Corporate net income was flat, compared to a net loss of $45 million in the prior quarter. Segment net interest income increased $106 million driven primarily by the acquisition of Susquehanna. Noninterest income increased $37 million, primarily attributable to higher service charges on deposits driven by the Susquehanna acquisition, improved FDIC loss share income and the loss on the previously disclosed sale of American Coastal in the prior quarter. The allocated provision for credit losses decreased $9 million primarily due to a release in the reserve for unfunded lending commitments driven by improvements related to the mix of lines of credit, letters of credit, and bankers’ acceptances. Noninterest expense decreased $46 million, driven by the previously disclosed $172 million loss on early extinguishment of FLHB advances in the prior quarter, partially offset by higher salary, employee insurance, and occupancy and equipment expense, as well as merger-related charges primarily due to the Susquehanna acquisition.

Third Quarter 2015 compared to Third Quarter 2014

Community Banking

Community Banking net income was $264 million for the third quarter of 2015, an increase of $36 million compared to the earlier quarter. Net income results include the impact of the acquisition of additional retail branches in Texas in the first quarter of 2015 and The Bank of Kentucky in the second quarter of 2015. Segment net interest income increased $39 million, primarily driven by commercial and retail loan growth and deposit growth resulting from the acquisitions, partially offset by lower interest rates on new commercial loans. Noninterest income decreased $4 million, primarily due to lower service charges on deposits. The allocated provision for credit losses decreased $48 million as the result of lower net charge-offs and an improvement in credit trends in the commercial loan portfolio. Noninterest expense increased $25 million driven by higher salary, pension, and occupancy and equipment expense due to the acquisitions as well as higher franchise tax expense.

Residential Mortgage Banking

Residential Mortgage Banking net income was $60 million for the third quarter of 2015, a decrease of $20 million compared to the earlier quarter. Segment net interest income decreased $11 million, primarily the result of lower average loan balances due to the current strategy of selling substantially all conforming mortgage loan production. Noninterest income increased $10 million driven by an increase in gains on mortgage loan production and sales as the result of higher saleable lock volumes and margins. The allocated provision for credit losses was $7 million in the third quarter of 2015, compared to a benefit of $48 million in the earlier quarter. Earlier quarter results reflect the benefit of the sale of approximately $550 million of residential mortgage TDRs. Noninterest expense decreased $24 million compared to the earlier quarter, which primarily reflects lower foreclosure-related expense.

Dealer Financial Services

Dealer Financial Services net income was $43 million for the third quarter of 2015, a decrease of $8 million compared to the earlier quarter. Segment net interest income increased $8 million, primarily driven by growth in the Regional Acceptance loan portfolio and the inclusion of dealer floor plan loans in the segment in the first quarter of 2015, partially offset by lower interest rates on new loans. The allocated provision for credit losses increased $14 million, primarily due to higher net charge-offs and an increase in loss severity related to the Regional Acceptance loan portfolio. Noninterest expense increased $6 million driven by higher personnel and loan processing expense.

Specialized Lending

Specialized Lending net income was $62 million for the third quarter of 2015, a decrease of $9 million compared to the earlier quarter. Noninterest income decreased $4 million driven by lower commercial mortgage income and lower gains on finance leases, partially offset by higher operating lease income. The allocated provision for credit losses increased $5 million primarily due to higher net charge-offs in the commercial finance loan portfolio. Noninterest expense increased $8 million, primarily due to higher personnel expense and higher depreciation of property under operating leases.

Insurance Services

Insurance Services net income was $21 million for the third quarter of 2015, a decrease of $15 million compared to the earlier quarter. Insurance Service’s noninterest income decreased $34 million, which primarily reflects lower direct commercial property and casualty insurance premiums due to the sale of American Coastal. Noninterest expense decreased $13 million driven by lower business referral and insurance claims expense primarily related to the sale of American Coastal and lower operating charge-offs.

Segment net income results are presented prior to the recognition of noncontrolling interest. The increased ownership interest in AmRisc that was obtained in connection with the sale of American Coastal resulted in a reduction in Insurance Services’ noncontrolling interest in AmRisc, providing a $13 million benefit in net income available to common shareholders in the current quarter.

Financial Services

Financial Services net income was $83 million for the third quarter of 2015, an increase of $14 million compared to the earlier quarter. Segment net interest income increased $22 million driven by Corporate Banking and BB&T Wealth loan and deposit growth and higher funding spreads, partially offset by lower interest rates on new loans. Noninterest income increased $36 million due to higher capital market fees, investment commissions and brokerage fees and income from SBIC private equity investments. The allocated provision for credit losses increased $15 million as the result of Corporate Banking loan growth, portfolio mix and risk expectations related to the oil and energy sector. Noninterest expense increased $20 million compared to the earlier quarter, primarily driven by higher personnel, occupancy and equipment and professional services expense as a result of increased revenue-producing activities.

Other, Treasury & Corporate

In the third quarter of 2015, Other, Treasury & Corporate net income was flat, a decrease of $18 million compared to the earlier quarter. Segment net interest income increased $54 million driven primarily by the acquisition of Susquehanna and the inclusion of its financial results in the segment. Noninterest income increased $34 million, primarily due to improved FDIC loss share income and higher service charges on deposits. The allocated provision for credit losses was a benefit of $4 million in the third quarter of 2015, compared to a benefit of $32 million in the earlier quarter. This $28 million increase primarily reflects the impact of the quarterly reassessment of expected future cash flows on the acquired from FDIC and PCI loan portfolio and a $22 million release in the reserve for unfunded lending commitments driven by improvements related to the mix of lines of credit, letters of credit and bankers’ acceptances in the earlier quarter. Noninterest expense increased $27 million, primarily due to higher salary, employee insurance, occupancy and equipment expense as well as merger-related charges, partially offset by the previously disclosed $122 million loss on early extinguishment of FLHB advances in the earlier quarter. Allocated corporate expense decreased by $14 million compared to the earlier quarter.

CAPITAL RATIOS (1)
	Basel III			Basel I
	Q3	Q2	Q1	Q4	Q3
	2015	2015	2015	2014	2014
Risk-based:
Common equity Tier 1 (%)	10.1	10.4	10.5	N/A	N/A
Tier 1 (%)	11.6	12.1	12.2	12.4	12.4
Total (%)	14.1	14.2	14.4	14.9	15.1
Leverage (%)	9.9	10.2	10.1	9.9	9.7
Tangible common equity to tangible assets (%) (2)	7.7	8.1	8.0	8.0	7.9

(1)	Regulatory capital ratios are preliminary.
(2)	Tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at September 30, 2015. BB&T declared total common dividends of $0.27 during the third quarter of 2015, which resulted in a dividend payout ratio of 42.2%. Risk-based capital ratios were down slightly from the prior quarter as the purchase of Susquehanna Bancshares reduced capital levels approximately 60 basis points, partially offset by growth from earnings in excess of dividends. Total capital also benefited from Branch Bank’s issuance of $1.2 billion in Tier 2 qualifying subordinated debt.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 9.8% at September 30, 2015 and 10.2% at June 30, 2015.

BB&T’s liquidity coverage ratio was approximately 136% at September 30, 2015, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.3% at September 30, 2015.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 15 vs.	Q3 15 vs.
	2015	2015	2014	Q2 15	Q3 14
Total nonperforming assets	$744	$729	$939	$15	$(195)
Total performing TDRs	976	1,027	1,138	(51)	(162)
Total loans 90 days past due and still accruing	516	361	568	155	(52)
Total loans 30-89 days past due	905	833	919	72	(14)

Nonperforming loans and leases as a percentage of
loans and leases held for investment (%)	0.43	0.47	0.66	(0.04)	(0.23)
Nonperforming assets as a percentage of total assets (%)	0.36	0.38	0.50	(0.02)	(0.14)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.08	1.19	1.27	(0.11)	(0.19)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.32	0.33	0.48	(0.01)	(0.16)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	3.44	3.71	2.67	(0.27)	0.77
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	2.49	2.55	1.92	(0.06)	0.57

(1)	Excludes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $744 million at September 30, 2015, an increase of $15 million compared to the quarter ended June 30, 2015. At September 30, 2015, nonperforming loans and leases represented 0.43% of loans and leases held for investment, compared to 0.47% at June 30, 2015.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $905 million at September 30, 2015, an increase of $72 million compared to the prior quarter. Approximately $30 million of this increase is attributable to the acquisition of Susquehanna.

Loans 90 days or more past due and still accruing totaled $516 million at September 30, 2015, an increase of $155 million compared to the prior quarter. This increase is primarily due to the Susquehanna acquisition, which included $202 million of PCI loans (unpaid principal balance of $264 million). Excluding acquired from FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.16% at September 30, 2015, a decline of three basis points compared to the prior quarter reflecting the classification of all Susquehanna loans 90 days or more past due at acquisition as PCI.

Net charge-offs during the third quarter totaled $107 million, an increase of $9 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.32%, compared to 0.33% in the prior quarter. Excluding Susquehanna, the charge-off ratio increased slightly.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.4 billion, essentially flat compared to the prior quarter. The allowance for loans acquired from the FDIC and PCI loans was $60 million, an increase of $3 million compared to the prior quarter. As of September 30, 2015, the total allowance for loan and lease losses was 1.08% of loans and leases held for investment, compared to 1.19% at June 30, 2015. This decline reflects the Susquehanna acquisition, which provided $12.9 billion in loans and no related allowance upon the acquisition date as a result of purchase accounting. The unpaid principal balance of loans acquired from Susquehanna totaled $13.7 billion at the acquisition date.

The allowance for loan and lease losses was 2.49 times nonperforming loans and leases held for investment, compared to 2.55 times at June 30, 2015. At September 30, 2015, the allowance for loan and lease losses was 3.44 times annualized net charge-offs, compared to 3.71 times at June 30, 2015.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live third quarter 2015 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T’s third quarter 2015 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com.

About BB&T

As of September 30, 2015, BB&T is one of the largest financial services holding companies in the U.S. with $208.8 billion in assets and market capitalization of $27.8 billion. Based in Winston-Salem, N.C., the company operates 2,150 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and purchased credit impaired (“PCI”) loans acquired from Susquehanna. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans and deposits acquired from Susquehanna. BB&T’s management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T’s earning assets.
•	Ratio of the allowance for loan and lease losses as a percentage of loans held for investment excluding Susquehanna is a non-GAAP measure that removes the Susquehanna loans from the calculation of the ratio. BB&T’s management believes that adjustments to the calculation provide investors with useful information because these loans were recorded at fair value and no allowance was recognized.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Third Quarter 2015 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;

•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect BB&T’s business, financial performance, or reputation;
•	failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T; and
•	failure to execute on the Company’s strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions, could adversely impact BB&T’s financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.